Exhibit 99.1

Maguire

MAGUIRE PROPERTIES ANNOUNCES

RESIGNATION OF EXECUTIVE VICE PRESIDENT

Gardner to Serve as Advisor

LOS ANGELES, June 26, 2009 – Maguire Properties, Inc. (NYSE: MPG), a Southern California-focused real estate investment trust, today announced that Douglas J. Gardner, Executive Vice President, Operations has resigned from his role as an officer of the Company effective July 1, 2009. Thereafter, Mr. Gardner will serve as an advisor for a six month period and will consult with the Company primarily on its operational related activities.

Mr. Nelson C. Rising, President and Chief Executive Officer of Maguire Properties, said, “Doug has played an instrumental role with the firm in this past year overseeing our operations and bringing a discipline to the business planning and budget process. We are grateful for his contributions and pleased that he will continue to work with our team for an interim period. We have made strides this year despite the current economic challenges and will continue to work and implement our initiatives to create value for our shareholders.”

Mr. Gardner added, “I returned to the Company in 2008 to assist Nelson with the coordination and streamlining of the Company’s operations, and I feel that my goals have been achieved. I am confident in the management team, and believe the Company has a great future. I look forward to returning to my consulting business and serving as an interim advisor to Maguire Properties.”

Mr. Gardner’s responsibilities will be assumed by members of the Senior Management Team and Peggy Moretti, SVP of Investor & Public Relations, will also assume the new title of Chief Administrative Officer. Also, Adeel Khan has been named Vice President, Controller, and Ed Tan will be Vice President, Marketing.

About Maguire Properties, Inc.

Maguire Properties, Inc. is the largest owner and operator of Class “A” office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the Company’s growth and expansion into new markets to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with joint ventures; risks associated with the Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties Peggy Moretti Senior Vice President, Investor and Public Relations (213) 613-4558